Legends Business Group, Inc. and

CEO Powalisz Clearly Looking For Value Growth

Casselberry, Fl--(Market Wire)--May 29, 2008. Legends Business Group, Inc. (OTCBB: LGBS). In a rather bold and surprising move, Larry Powalisz, CEO of Legends Business Group announced today, the creation of a class of preferred stock and the conversion of his ownership interest in the publicly traded LGBS from Common Stock to the new Restricted Class A preferred Stock.

“The move demonstrates my commitment to the fortification of LGBS shareholder value and our goal to build something extraordinary” says Powalisz. “I feel that current accounting evaluations reflect neither the prospective or intrinsic values of our stock.”

“Creating a Class of Preferred Stock, and converting my ownership interests to that preferred stock, is one of the simplest ways I know to bring LGBS stock to the forefront of market watchers and potential investors. This type of ownership reorganizing reflects the synchronization of the company’s financial objectives with those of its shareholders. I am committed to this company and I’m not in any way interested in selling any ownership interests,” adds Powalisz

The Class A Preferred Stock will maintain superior voting rights while at the same time restrict the free trade of ownership interests without prior notification. As a direct result of the conversion, market capitalization will be significantly reduced and more truly reflect the value of LGBS Common Stock as it directly relates to revenues.

“Prior to the creation of our Class A Preferred Stock our market cap was at 58.2 million with 77,615,000 shares of common stock outstanding at 0.75 per share. Returning the 45 million unregistered ownership shares to treasury, reduces the outstanding common stock to 32,615,000 and in turn lowers our market cap to 24.4 million, a more accurate reflection of the true value of our common shares outstanding” said Powalisz.

About Legends Business Group, Inc.:

Legends Business Group, Inc. is an Over the Counter Bulletin Board stock which trades under the symbol LGBS. To obtain additional information about Legends Business Group, Inc., please visit the company’s website, which may be found at: www.lbgi.net.

This press release contains statements that are “forward-looking,” and involve a number of risks and uncertainties. Statements that are not historical facts are considered forward-looking statements, and are subject to Safe Harbor provisions as defined in the United States Private Securities Litigation Reform Act of 1995 Company results and performance may be materially different from future results, strategies, plans or goals expressed or implied by any forward looking statements made herein. The Company disclaims any obligation to update or revise any forward-looking statements.

Contact:
Legends Business Group, Inc.
Larry Powalisz, 407-263-4029
inquiries@lbgi.net